Exhibit 99

News Release	The Ryland Group, Inc.
www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Drew Mackintosh, Vice President,

Investor Relations

(818) 223-7548

Marya Barlow, Director,
Communications	(818) 223-7591

RYLAND REPORTS RESULTS FOR THE FIRST QUARTER OF 2008

CALABASAS, Calif. (April 23, 2008) – The Ryland Group, Inc. (NYSE: RYL), today announced results for its first quarter ended March 31, 2008.  Items of note included:

•                  Cash balance of $213.3 million as of March 31, 2008;

•                  Net debt-to-total capital ratio was 36.4 percent at March 31, 2008;

•                  Pretax charges for inventory and other valuation adjustments were $18.1 million, joint venture impairments were $7.2 million and option deposits and feasibility write-offs were $2.1 million for the quarter ended March 31, 2008;

•                  Loss of $0.69 per share for the quarter ended March 31, 2008, including inventory valuation adjustments and write-offs, compared to a loss of $0.58 per share for the same period in 2007;

•                  Consolidated revenues of $416.2 million for the quarter ended March 31, 2008, reflected a decrease of 41.5 percent from the quarter ended March 31, 2007;

•                  Gross profit margins averaged 11.9 percent prior to inventory valuation adjustments and write-offs for the quarter ended March 31, 2008, as compared to 18.7 percent for the same period in 2007.  Gross profit margins averaged 5.0 percent subsequent to these adjustments for the quarter ended March 31, 2008, compared to 9.2 percent for the same period in 2007;

•                  Closings totaled 1,543 units for the quarter ended March 31, 2008, reflecting a 33.0 percent decrease from the same period in the prior year;

•                  New orders in the first quarter of 2008 declined 27.8 percent to 2,159 units from 2,989 units in the first quarter of 2007;

•                  Backlog increased 21.5 percent to 3,485 units at March 31, 2008, from 2,869 units at December 31, 2007; and

•                  Inventory of houses started and unsold declined to 686 units at March 31, 2008, denoting a decrease of 16.6 percent from December 31, 2007.

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RYLAND FIRST-QUARTER RESULTS

RESULTS FOR THE FIRST QUARTER OF 2008

For the first quarter ended March 31, 2008, the Company reported a consolidated loss of $29.3 million, or $0.69 per diluted share, compared to a loss of $24.4 million, or $0.58 per diluted share, for the same period in 2007.  The Company had inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs totaling $27.4 million during the first quarter ended March 31, 2008.

The homebuilding segments reported a pretax loss of $43.6 million during the first quarter of 2008, compared to a pretax loss of $32.2 million for the same period in 2007.  This decrease was primarily due to a decline in closings and margins; higher relative selling, general and administrative costs; and the impact of inventory valuation adjustments and write-offs.

Homebuilding revenues decreased 42.2 percent to $399.6 million for the first quarter of 2008, compared to $691.4 million for the same period in 2007.  This decline was primarily attributable to a 33.0 percent decrease in closings to 1,543 units for the first quarter ended March 31, 2008 from 2,302 units for the same period in the prior year, and a 13.8 percent decrease in the average closing price of a home, which dropped to $257,000 for the quarter ended March 31, 2008, from $298,000 for the quarter ended March 31, 2007.  Homebuilding revenues for the first quarter of 2008 included $2.8 million from land sales, compared to $4.0 million from land sales for the first quarter of 2007, which contributed net gains of $998,000 and $500,000 to pretax earnings in 2008 and 2007, respectively.

New orders of 2,159 units for the quarter ended March 31, 2008, represented a decrease of 27.8 percent, compared to new orders of 2,989 units for the same period in 2007.  For the first quarter of 2008, new order dollars declined 39.7 percent to $526.4 million from $872.6 million for the first quarter of 2007.  Backlog at the end of the first quarter of 2008 increased 21.5 percent to 3,485 units from 2,869 units at December 31, 2007, and decreased 28.8 percent from 4,893 units at the end of the first quarter of 2007.  At March 31, 2008, the dollar value of the Company’s backlog was $916.3 million, reflecting an increase of 16.5 percent from December 31, 2007, and a decrease of 38.1 percent from March 31, 2007.

Gross profit margins averaged 11.9 percent prior to inventory valuation adjustments and write-offs for the quarter ended March 31, 2008, compared to 18.7 percent for the same period in 2007. Gross profit margins averaged 5.0 percent subsequent to these adjustments for the first quarter of 2008, compared to 9.2 percent for the same period in 2007.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries for the first quarter of 2008.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 16.0 percent for the first quarter of 2008, compared to 13.9 percent for the same period in 2007.  This increase was primarily attributable to a decline in revenues, as well as to a rise in marketing and advertising costs per unit, partially

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RYLAND FIRST-QUARTER RESULTS

offset by a $15.4 million goodwill impairment charge in the first quarter of 2007.  For the first quarter ended March 31, 2008, selling, general and administrative expense dollars decreased $32.0 million, versus the same period in the prior year.  The homebuilding segments expensed $533,000 of interest incurred during the first quarter of 2008, compared to the capitalization of all interest during the first quarter of 2007.

Corporate expenses were $9.1 million for the first quarter of 2008, compared to $6.5 million for the same period in the prior year.  This increase was primarily due to a $2.2 million decline in market values of investments within the Company’s benefit plans.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $6.6 million for the first quarter of 2008, compared to pretax earnings of $8.0 million for the same period in 2007.  This decrease was primarily attributable to a 30.9 percent decline in the number of mortgages originated, due to a slowdown in the homebuilding market, and to a 13.0 percent decrease in average loan size, partially offset by a $2.4 million gain related to the implementation of Staff Accounting Bulletin No. 109, which requires servicing rights to be recorded at fair value.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.2 percent for the first quarter of 2008, compared to 79.1 percent for the same period in 2007.

OVERALL EFFECTIVE TAX RATE

Due to the uncertainty of current market conditions, the Company is unable to provide precise annual effective rate guidance at this time.  The effective tax rate for the first quarter ended March 31, 2008, was 36.5 percent.

AMENDED REVOLVING CREDIT FACILITY

In February 2008, the Company amended its revolving credit facility to reduce the base amount of its minimum consolidated tangible net worth covenant to $850.0 million; to increase the borrowing base by adding unrestricted cash up to $300.0 million; and to increase the definition of material indebtedness to $20.0 million. There were no borrowings against this facility at March 31, 2008.

RMC CREDIT AGREEMENT

In January 2008, Ryland Mortgage Company (“RMC”) entered into a mortgage warehouse line of credit with Guaranty Bank (the “RMC Credit Agreement”).  The RMC Credit Agreement, which provides for borrowings of up to $40.0 million in funding for RMC’s mortgage loan origination operations, matures in January 2009. At March 31, 2008, borrowings against the RMC Credit Agreement totaled $2.2 million.

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RYLAND FIRST-QUARTER RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 275,000 homes and financed more than 230,000 mortgages since its founding in 1967.  Ryland is listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages follow.

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THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data) unaudited

	Three months ended March 31,
	2008	2007

REVENUES
Homebuilding	$399,600	$691,363
Financial services	16,566	19,751
TOTAL REVENUES	416,166	711,114

EXPENSES
Cost of sales	378,867	627,759
Selling, general and administrative	63,785	95,815
Financial services	9,979	11,728
Corporate	9,066	6,453
Interest	533	—
TOTAL EXPENSES	462,230	741,755

Earnings (loss) before taxes	(46,064)	(30,641)

Tax expense (benefit)	(16,813)	(6,196)

NET EARNINGS (LOSS)	$(29,251)	$(24,445)

NET EARNINGS (LOSS) PER COMMON SHARE
Basic	$(0.69)	$(0.58)
Diluted	(0.69)	(0.58)

AVERAGE COMMON SHARES OUTSTANDING
Basic	42,232,186	42,484,837
Diluted	42,232,186	42,484,837

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2008	2007
	(unaudited)

ASSETS
Cash and cash equivalents	$213,284	$243,614
Housing inventories
Homes under construction	705,096	717,992
Land under development and improved lots	980,532	1,017,867
Consolidated inventory not owned	70,768	76,734
Total inventories	1,756,396	1,812,593
Property, plant and equipment	72,337	75,538
Net deferred taxes	151,221	158,065
Other	256,208	261,510
TOTAL ASSETS	2,449,446	2,551,320

LIABILITIES
Accounts payable	117,255	114,050
Accrued and other liabilities	333,772	404,545
Debt	839,351	839,080
TOTAL LIABILITIES	1,290,378	1,357,675

MINORITY INTEREST	64,169	68,919

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized–200,000,000 shares
Issued–42,290,969 shares at March 31, 2008 (42,151,085 shares at December 31, 2007)	42,291	42,151
Retained earnings	1,048,753	1,078,521
Accumulated other comprehensive income	3,855	4,054
TOTAL STOCKHOLDERS’ EQUITY	1,094,899	1,124,726
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,449,446	$2,551,320

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (unaudited)

	Three months ended March 31,
	2008	2007
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(16,422)	$8,448
Southeast	(4,158)	8,856
Texas	(639)	5,932
West	(22,366)	(55,447)
Financial services	6,587	8,023
Corporate and unallocated	(9,066)	(6,453)
Total	$(46,064)	$(30,641)

NEW ORDERS
Units
North	605	836
Southeast	650	789
Texas	553	829
West	351	535
Total	2,159	2,989

Dollars (in millions)
North	$165	$269
Southeast	152	232
Texas	117	174
West	92	198
Total	$526	$873

CLOSINGS
Units
North	423	607
Southeast	511	757
Texas	387	584
West	222	354
Total	1,543	2,302

Average closing price (in thousands)
North	$283	$316
Southeast	259	312
Texas	217	216
West	272	373
Total	$257	$298

OUTSTANDING CONTRACTS	March 31,
Units	2008	2007
North	1,148	1,386
Southeast	1,085	1,671
Texas	842	1,265
West	410	571
Total	3,485	4,893

Dollars (in millions)
North	$344	$464
Southeast	277	522
Texas	188	276
West	107	218
Total	$916	$1,480

Average price (in thousands)
North	$299	$335
Southeast	256	312
Texas	224	218
West	261	383
Total	$263	$302

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data) unaudited

	Three months ended March 31,
RESULTS OF OPERATIONS	2008	2007

Revenues
Net gains on sales of mortgages	$7,338	$7,214
Origination fees	3,767	5,760
Title/escrow/insurance	5,134	6,525
Interest and other	327	252
Total revenues	16,566	19,751
General and administrative expenses	9,979	11,728
Pretax earnings	$6,587	$8,023

OPERATIONAL DATA

Retail operations:
Originations (units)	1,184	1,714
Ryland Homes closings as a percentage of total closings	99.2%	99.5%
Ryland Homes origination capture rate	82.2%	79.1%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$388	$566